TANGER PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

Exhibit 12.1

Ratios of Earnings to Fixed Charges
(in thousands, except ratios)

	Three Months Ended Ended March 31,
	2010	2009

Earnings before income (loss) from equity investees (1)	$3,071	$37,365

Add
Distributed income of unconsolidated joint ventures	301	168
Amortization of previously capitalized interest	120	117
Interest expense	7,948	11,210
Interest portion of rent expense	404	419

Earnings available for fixed charges	$11,844	$49,279

Fixed charges:
Interest expense	$7,948	$11,210
Capitalized interest and capitalized amortization of debt issue costs	209	38
Interest portion of rent expense	404	419
Total fixed charges	$8,561	$11,667

Ratio of earnings to fixed charges	1.4	4.2

(1) Earnings before income (losses) from equity investees for the three month ended March 31, 2009 includes a $31.5 million gain on acquisition of previously held unconsolidated joint venture interest.

TANGER PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

Ratios of Earnings to Combined Fixed Charges and Preferred Distributions
(in thousands, except ratios)

	Three Months Ended Ended March 31,
	2010	2009

Earnings before income (losses) from equity investees (1)	$3,071	$37,365

Add:
Distributed income of unconsolidated joint ventures	301	168
Amortization of previously capitalized interest	120	117
Interest expense	7,948	11,210
Interest portion of rent expense	404	419

Earnings available for fixed charges and preferred distributions	$11,844	$49,279

Fixed charges:
Interest expense	$7,948	$11,210
Capitalized interest and capitalized amortization of debt issue costs	209	38
Interest portion of rent expense	404	419
Total fixed charges	$8,561	$11,667

Preferred distributions	1,406	1,406

Total fixed charges and preferred distributions	$9,967	$13,073

Ratio of earnings to fixed charges and preferred distributions	1.2	3.8

(1) Earnings before income (losses) from equity investees for the three month ended March 31, 2009 includes a $31.5 million gain on acquisition of previously held unconsolidated joint venture interest.